Exhibit 99.1

NEWS RELEASE

HECLA REPORTS A RECORD 4.6 MILLION OUNCES OF SILVER AND 55,688 OUNCES OF GOLD PRODUCTION

FOR IMMEDIATE RELEASE

April 14, 2016

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary silver and gold production results¹ for the first quarter of 2016.

FIRST QUARTER 2016 HIGHLIGHTS (compared to Q1 2015)

●	Record silver production of 4,642,703 ounces, a 61% increase.

●	Gold production of 55,688 ounces, a 37% increase.

●	Record silver equivalent production of 12,033,955 ounces, a 37% increase.[2]

●	Lead production increased 12% and zinc production increased 7.9%.

●	2016 production and cost expectations will be reviewed in conjunction with the first quarter financial results on May 5, 2016.

“For the first quarter of 2016, our 125th year of operations, we produced a record 4.6 million ounces of silver and 12 million silver equivalent ounces,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “We believe the first quarter silver equivalent production will be the highest for the year, due to grades that were higher than those expected for the remainder of the year. Our strategy of growing production through the downturn in prices is now allowing us to reap a larger benefit from the recent higher prices.”

Greens Creek

At the Greens Creek mine, 2,458,275 ounces of silver were produced in the first quarter of 2016, 21% higher than the 2,035,966 ounces produced in the prior year period, and 15,981 ounces of gold were produced, 4.9% higher than the 15,239 ounces in the prior year period. Higher throughput and recoveries contributed to increased silver and gold production, with silver additionally benefiting from grades that were about 2 ounces/ton higher than anticipated and which are expected to moderate as the year progresses. The mill operated at an average of 2,252 tons per day (tpd) in the first quarter.

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver equivalent calculation based on the following prices: $14.83 for Ag, $1,181 for Au, $0.79 for Pb, and $0.76 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com                                                                                   1

Lucky Friday

At the Lucky Friday mine, 977,084 ounces of silver were produced in the first quarter, 17% higher than the 836,719 ounces produced in the prior year period. The increase in silver production was principally due to higher grades. The mill operated at an average of 813 tpd in the first quarter.

The #4 Shaft Project is expected to reach its final depth of 8,600 feet below surface in the next few weeks. The focus then turns to equipping the shaft with steel sets, guides, skip loading facilities and electrical infrastructure, with the goal of the shaft being fully operational in the fourth quarter of this year, and to beginning the lateral development necessary to provide access to higher-grade material.

Casa Berardi

At the Casa Berardi mine, 30,377 ounces of gold were produced in the first quarter, 20% higher than the 25,411 ounces produced in the prior year period. The higher gold production was principally the result of higher tonnage. The mill operated at an average of 2,384 tpd in the first quarter.

San Sebastian

The first doré was produced at the San Sebastian mine on December 22, and 1,200,339 ounces of silver and 9,329 ounces of gold were produced in the first quarter. Production of silver and gold was strong in the first quarter, particularly in March, due to the prevalence of high-grade material from East Francine. At quarter-end there was approximately 320,000 silver ounces in inventory. The inventory included metal in the mine refinery and metal in-transit to third-party refiners.  The Company intends to sell principally doré and occasionally precipitate, when metal loading is high, over the remainder of the year. The mill operated at an average of 342 tpd in the first quarter.

PRODUCTION SUMMARY

	First Quarter Ended
	March 31, 2016	March 31, 2015
PRODUCTION			Increase
Silver	4,642,703 oz.	2,878,597 oz.	61%
Gold	55,688 oz.	40,650 oz.	37%
Lead	11,038 tons	9,878 tons	12%
Zinc	17,364 tons	16,087 tons	7.9%
Greens Creek (Silver)	2,458,275 oz.	2,035,966 oz.	21%
Greens Creek (Gold)	15,981 oz.	15,239 oz.	4.9%
Lucky Friday	977,084 silver oz.	836,719 silver oz.	17%
Casa Berardi	30,377 gold oz.	25,411 gold oz.	20%
San Sebastian (Silver)	1,200,339 oz.[1]	--	--
San Sebastian (Gold)	9,329 oz.	--	--

(1) San Sebastian produced its first doré on December 22, 2015.

Hecla expects to report first quarter 2016 financial results on May 5, 2016.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com                                                                                   2

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's first quarter 2016 operating results contained in this news release, including inventory, are preliminary and reflect the Company’s expected first quarter 2016 results as of the date of this news release. Actual reported first quarter results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of silver production for the first quarter of 2016 on a consolidated basis and at each of the Greens Creek, Lucky Friday and San Sebastian mines, first quarter 2016 gold production at Casa Berardi. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President - Investor Relations

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

                                                                                    Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com                                                                                3